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                                                                    Exhibit 16.1

March 31, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read "Changes in and Disagreements With Accountants on Accounting and Financial Disclosure" on page 33 of Amendment No. 3 to Form 10/A dated
March 31, 2004 of Hospira, Inc. and are in agreement with the statements in the second and third paragraphs contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Chicago, Illinois